Federal-Mogul Reports Strong Sales and Profit in Q3 2010

Increased EBITDA and Net Income from Efficient Capacity Utilization to Satisfy Higher Demand

SOUTHFIELD, Mich., Oct. 28 /PRNewswire-FirstCall/ -- Federal-Mogul Corporation (Nasdaq: FDML) today reported higher year-over-year quarterly sales and profitability as increased global new vehicle sales and company market share gains resulted in additional demand for its leading automotive powertrain and safety technologies.  The company, during the third quarter 2010, reported 12 percent higher sales, or 16 percent in constant dollars, increased EBITDA of $25 million to $164 million and significantly higher net income of $53 million versus $10 million in the third quarter of 2009.

Financial Summary
($ millions, except per share)	Q3 2010	Q3 2009	B/(W)	YTD 2010	YTD 2009	B/(W)
Net Sales	$1,544	$1,380	$164	$4,631	$3,922	$709
Percent increase			12%			18%
Gross Margin	$238	$212	$26	$766	$567	$199
Percent of sales	15.4%	15.3%	0.1 pts	16.5%	14.5%	2.0 pts
SG&A	$(164)	$(173)	$9	$(516)	$(527)	$11
Percent of sales	10.6%	12.5%	1.9 pts	11.1%	13.4%	2.3 pts
Net Income (Loss) (attrib. to F-M)	$53	$10	$43	$116	$(88)	$204
Adjusted Net Income (Loss)(1)	$30	$9	$21	$95	$(50)	$145
Earnings (Loss) Per Share (in dollars, diluted EPS)	$0.53	$0.10	$0.43	$1.17	$(0.8 9)	$2.06
Operational EBITDA(2)	$164	$139	$25	$501	$342	$159
Percent of sales	10.6%	10.0%	0.6 pts	10.8%	8.7%	2.1 pts
Cash Flow(3)	$10	$112	$(102)	$68	$(77)	$145

"Federal-Mogul delivered again on its commitment to develop sustainable global profitable growth through leading technology, innovation and strong financial performance during the quarter.   Our solid increases in sales, EBITDA and net income are a result of our ability to efficiently utilize existing global capacity to satisfy increasing demand," said Jose Maria Alapont, Federal-Mogul president and chief executive officer.

Federal-Mogul's quarterly sales grew 12 percent, or 16 percent in constant dollars, to $1.54 billion in the third quarter 2010 versus $1.38 billion in the same period in 2009.  The company's original equipment (OE) business segments generated market share gains in all regions, demonstrating strong customer demand for Federal-Mogul's products.  Sales, on a year-to-date basis, increased 18 percent or $709 million, representing 19 percent on a constant dollar basis, versus the same period in 2009.

Federal-Mogul's OE sales in BRIC markets were up 34 percent during the quarter and 48 percent on a year-to-date basis versus 2009, led by company sales in China, which increased 43 percent versus the third quarter 2009 and 78 percent on a year-to-date basis, versus the same period in 2009.  Federal-Mogul's European OE sales increased in the third quarter 2010, by 22 percent and 26 percent year-to-date, as diesel engine demand has increased to more than 50 percent of current new vehicle production.  The company's original equipment sales in North America were up 44 percent in the third quarter and 52 percent on a year-to-date basis, driven by strong full-size pickup truck sales and strong commercial vehicle fleet sales.

Federal-Mogul increased profitability through growth and continued efficient operation, resulting in net income of $53 million in the third quarter 2010 compared to $10 million in the third quarter of 2009.  The company's third quarter net income includes $30 million from operations and $ 23 million of non-operating income from curtailment gains, net of restructuring charges.  EBITDA increased in the third quarter of 2010 by $25 million to $164 million, or 10.6 percent of sales, versus $139 million during the same period last year.  On a year-to-date basis, EBITDA increased by $159 million to $501 million, versus $342 million in the first three quarters of 2009.

Federal-Mogul's selling, general and administrative (SG&A) expenses in the quarter improved to  $164 million or 10.6 percent of sales versus $173 million or 12.5 percent of sales, nearly two percentage points better than the third quarter of 2009.  Federal-Mogul continues to operate with a lean global administrative structure and benefits from increased sales while leveraging current overhead to support the company's global operations.

The company generated cash flow of $10 million during the third quarter 2010, resulting in  year-to-date cash flow of $68 million, versus cash out flow of $(77) million during the same period of 2009.  Federal-Mogul has solid liquidity of $1.6 billion, which is $300 million more than at the end of the third quarter 2009. The company has $1.1 billion in cash and an undrawn revolver in excess of $500 million.

Federal-Mogul's market share growth is directly related to the company's extensive portfolio of leading technology and innovation in powertrain and safety technologies.  A recent study, jointly issued by the U.S. Environmental Protection Agency, U.S. Department of Transportation and the California Air Resources Board, concluded that the most significant and lowest cost opportunities for improving U.S. automotive fuel economy and reducing automotive carbon emissions until 2025 are through improvements to conventional combustion engine technology.

Federal-Mogul continues to develop and introduce leading technology and innovation to address the primary challenges to improve fuel economy, reduce emissions and thereby diminish the engine's carbon footprint.  During 2009 and 2010, Federal-Mogul has introduced numerous innovations that offer direct fuel efficiency improvements, or enable other fuel saving technologies through management of higher thermal, mechanical or combustion loads versus previous engine designs.  Examples include DuraBowl® Piston Reinforcement, EcoTough®-Coated Pistons, IROX® High Performance Engine Bearings, MicroTorq® Engine Seals and other leading technologies designed to help automakers and engine manufacturers attain desired performance and efficiency.

The company added to its extensive list of fuel efficient technologies during Q3 2010 with the introduction of the new Magnum Monosteel™ commercial vehicle piston, which offers significant friction and reciprocating mass reduction versus conventional commercial vehicle engine pistons.  Magnum Monosteel is the next generation of the company's technology award-winning Monosteel piston and will aid vehicle and engine makers to further reduce fuel costs and enhance vehicle performance.

The company also introduced, during the third quarter, an innovative two-piece oil ring design for direct-injection gasoline engines for light-duty and passenger vehicles.  The patented LKZ® oil control ring was previously developed for more demanding diesel engine applications. The ring reduces oil consumption by up to 50 percent and friction by up to 15 percent, compared to the best conventional two-piece oil rings. The additional benefits of this improved engine performance are better fuel economy, CO2 reduction and longer oil life.

"Federal-Mogul's drive for sustainable global profitable growth is based on the company's market leadership in powertrain and vehicle safety technologies.  Our products offer clear value in the area of greatest opportunity to vehicle makers experiencing even more rigorous demands to increase powertrain and vehicle efficiency.  Our diverse product portfolio, customer differentiation and strong operating performance position the company to positively benefit from current industry trends," said Alapont.

(1) Adjusted net income is defined as net income attributable to Federal-Mogul before restructuring charges and curtailments gains or losses on post-employment benefits.

(2) Operational EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, and certain items such as restructuring and impairment charges, Chapter 11-related reorganization expenses, gains or losses on the sales of businesses, curtailment gains or losses on post-employment benefits and the expense relating to U.S.-based funded pension plans.

(3) Cash flow is equal to net cash provided by operating activities less net cash used by investing activities, as set forth on the attached statement of cash flows, excluding cash received from the 524g trust and impacts of the Chapter 11 plan of reorganization.

About Federal-Mogul

Federal-Mogul Corporation is a leading global supplier of powertrain and safety technologies, serving the world's foremost original equipment manufacturers of automotive, light commercial, heavy-duty, agricultural, marine, rail, off-road and industrial vehicles, as well as the worldwide aftermarket. The company's leading technology and innovation, lean manufacturing expertise, as well as marketing and distribution deliver world-class products, brands and services with quality excellence at a competitive cost. Federal-Mogul is focused on its sustainable global profitable growth strategy, creating value and satisfaction for its customers, shareholders and employees.  Federal-Mogul was founded in Detroit in 1899.  The company is headquartered in Southfield, Michigan, and employs approximately 43,000 people in 34 countries. Visit the company's website at www.federalmogul.com.

CONTACT:  Jim Burke  248-354-4530

FEDERAL-MOGUL CORPORATION
Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2010	2009	2010	2009
	(Millions of Dollars, Except Per Share Amounts)

Net sales	$1,544	$1,380	$4,631	$3,922
Cost of products sold	(1,306)	(1,168)	(3,865)	(3,355)

Gross margin	238	212	766	567

Selling, general and administrative expenses	(164)	(173)	(516)	(527)
OPEB curtailment gains	24	-	28	-
Interest expense, net	(32)	(33)	(98)	(100)
Amortization expense	(12)	(12)	(37)	(37)
Equity earnings of non-consolidated affiliates	6	5	24	9
Restructuring, net	(1)	1	(7)	(38)
Other income (expense), net	1	9	(22)	36

Income (loss) before income taxes	60	9	138	(90)
Income tax (expense) benefit	(6)	6	(18)	11

Net income (loss)	54	15	120	(79)
Less net income attributable to
noncontrolling interests	(1)	(5)	(4)	(9)

Net income (loss) attributable to Federal-Mogul	$53	$10	$116	$(88)

Income (loss) per common share:

Basic	$0.54	$0.10	$1.17	$(0.89)

Diluted	$0.53	$0.10	$1.17	$(0.89)

Basic shares outstanding (in millions)	98.9	98.9	98.9	98.9
Diluted shares outstanding (in millions)	99.4	99.3	99.4	99.3

FEDERAL-MOGUL CORPORATION
Consolidated Balance Sheets

	(Unaudited)
	September 30	December 31
	2010	2009
ASSETS	(Millions of Dollars)
Current assets:
Cash and equivalents	$1,054	$1,034
Accounts receivable, net	1,140	950
Inventories, net	857	823
Prepaid expenses and other current assets	228	221

Total current assets	3,279	3,028

Property, plant and equipment, net	1,782	1,834
Goodwill and other indefinite-lived intangible assets	1,441	1,427
Definite-lived intangible assets, net	496	515
Investments in non-consolidated affiliates	223	238
Other noncurrent assets	106	85

	$7,327	$7,127
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term debt, including current portion of long-term debt	$101	$97
Accounts payable	639	537
Accrued liabilities	438	410
Current portion of postemployment benefit liability	61	61
Other current liabilities	162	175

Total current liabilities	1,401	1,280

Long-term debt	2,755	2,760
Postemployment benefits	1,116	1,298
Long-term portion of deferred income taxes	492	498
Other accrued liabilities	207	192

Shareholders’ equity:
Preferred stock ($.01 par value; 90,000,000 authorized shares; none issued)	-	-
Common stock ($.01 par value; 450,100,000 authorized shares;
100,500,000 issued shares; 98,904,500 outstanding shares
as of September 30, 2010 and December 31, 2009)	1	1
Additional paid-in capital, including warrants	2,150	2,123
Accumulated deficit	(397)	(513)
Accumulated other comprehensive loss	(467)	(571)
Treasury stock, at cost	(17)	(17)

Total Federal-Mogul shareholders’ equity	1,270	1,023
Noncontrolling interests	86	76
Total shareholders’ equity	1,356	1,099

	$7,327	$7,127

FEDERAL-MOGUL CORPORATION
Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended
	September 30
	2010	2009
	(Millions of Dollars)
Cash Provided From (Used By) Operating Activities
Net income (loss)	$120	$(79)
Adjustments to reconcile net income (loss) to net cash provided from
(used by) operating activities:
Depreciation and amortization	244	241
Cash received from 524(g) Trust	-	40
Payments to settle non-debt liabilities subject to compromise, net	(16)	(52)
Loss on Venezuelan currency devaluation	20	-
Equity earnings of non-consolidated affiliates	(24)	(9)
Cash dividends received from non-consolidated affiliates	27	6
Change in postemployment benefits, including pensions	(51)	46
Gain on sale of debt investment	-	(8)
Change in deferred taxes	(27)	(22)
Gain on sale of property, plant and equipment	(2)	-
Changes in operating assets and liabilities:
Accounts receivable	(188)	(118)
Inventories	(36)	77
Accounts payable	117	(54)
Other assets and liabilities	71	(20)
Net Cash Provided From Operating Activities	255	48

Cash Provided From (Used By) Investing Activities
Expenditures for property, plant and equipment	(166)	(146)
Payments to acquire business	(39)	-
Net proceeds from the sale of property, plant and equipment	2	1
Net settlement from sale of debt investment	-	8
Net Cash Used By Investing Activities	(203)	(137)

Cash Provided From (Used By) Financing Activities
Principal payments on term loans	(22)	(22)
Decrease in other long-term debt	(2)	(3)
Increase (decrease) in short-term debt	4	(2)
Net payments from factoring arrangements	(13)	(6)
Debt amendment/issuance fees	-	(1)
Net Cash Used By Financing Activities	(33)	(34)

Effect of Venezuelan currency devaluation on cash	(16)	-
Effect of foreign currency exchange rate fluctuations on cash	17	19
Effect of foreign currency fluctuations on cash	1	19

Increase (decrease) in cash and equivalents	20	(104)

Cash and equivalents at beginning of period	1,034	888

Cash and equivalents at end of period	$1,054	$784

FEDERAL-MOGUL CORPORATION
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Millions of Dollars)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2010	2009	2010	2009

Net income (loss)	$54	$15	$120	$(79)
Depreciation and amortization	82	82	244	241
Interest expense, net	32	33	98	100
Expense associated with U.S. based funded pension plans	13	17	39	50
Income tax expense (benefit)	6	(6)	18	(11)
Restructuring, net	1	(1)	7	38
OPEB curtailment gains	(24)	-	(28)	-
Adjustment of assets to fair value	(1)	1	7	1
Other	1	(2)	(4)	2
Operational EBITDA	$164	$139	$501	$342

Net cash provided from operating activities:	$78	$145	$255	$48

Adjustments:
Cash received from 524(g) Trust	-	-	-	(40)
Net payments for implementation of the Plan, including settlement
of non-debt liabilities subject to compromise	-	1	16	52

Cash provided from operations, excluding the impacts
of the Plan	$78	$146	$271	$60
Cash used by investing activities	(68)	(34)	(203)	(137)
Cash Flow	$10	$112	$68	$(77)

Net income (loss) attributable to Federal-Mogul	$53	$10	$116	$(88)

Adjustments:
Restructuring, net	1	(1)	7	38
OPEB curtailment gains	(24)	-	(28)	0
Adjusted net income (loss) attributable to Federal-Mogul	$30	$9	$95	$(50)

 Management believes that Operational EBITDA most closely approximates the cash flow associated with the operational earnings of the Company and uses Operational EBITDA to measure the performance of its operations. Operational EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, and certain items such as restructuring and impairment charges, Chapter 11 related reorganization expenses, gains and losses on the sales of businesses, the expense relating to U.S. based funded pension plans and OPEB curtailment gains.

Management believes that Adjusted net income (loss) attributable to Federal-Mogul provides a useful measure of income from operations by excluding the items as defined.

* Please note accent over 'e' in Jose Maria Alapont

CONTACT:  Jim Burke, +1-248-354-4530